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       [CP&L logo]                        [Florida Progress Corporation logo]
                  CAROLINA POWER & LIGHT AND FLORIDA PROGRESS
                       AGREE TO $17 BILLION COMBINATION

                     Creates Ninth-Largest Energy Utility

                Company Focused on High Growth Southeast Region

Raleigh, NC and St. Petersburg, FL (August 23, 1999) - Carolina Power & Light Company ("CP&L") [NYSE: CPL] and Florida Progress Corporation [NYSE: FPC] today announced that their boards of directors have unanimously approved a definitive agreement to combine the two companies.

Under the terms of the agreement, Florida Progress shareholders will receive $54.00 per Florida Progress common share in a combination of cash and a new CP&L holding company's common stock. The total value of the transaction is approximately $5.3 billion. Florida Progress shareholders will have the right to elect cash or stock subject to proration if the elections exceed 65 percent in cash or 35 percent in stock. The stock component of the consideration is subject to a collar if the average price of the new CP&L holding company's stock for the 20-day period ending five days prior to closing is greater than $45.39 or less than $37.13. Both the cash and stock components will be taxable to Florida Progress shareholders.

The combined company will have a total enterprise value of approximately $17 billion ($8.0 billion in equity; $9.1 billion in net debt and preferred stock). The combination is expected to be accounted for as a purchase and is anticipated to be accretive in the first full year after closing. Thereafter, CP&L expects the combined company to have annual growth in earnings per share of 7 to 8 percent.

This combination creates the nation's ninth-largest energy utility based on generating capacity of more than 18,500 megawatts. The combined company will have total revenues of $6.7 billion (based on 1998) and 2.5 million electricity customers in a 50,000-square-mile retail service area. The company will have a powerful presence in the Southeastern electric and natural gas markets, and will be dedicated to expanding the region's electric generation capacity and delivering reliable, competitively priced energy throughout its high-growth service area.

Mr. William Cavanaugh, chairman, president and chief executive officer of CP&L, said, "The acquisition of Florida Progress represents a major step toward fulfilling our strategic plan of becoming a leading energy provider in the Southeast. Like the Carolinas, Florida is one of the highest-growth areas in the country. The predominantly residential base of Florida Power (Florida Progress' primary subsidiary) is an excellent complement to our mix of more commercial and industrial customers. The complementary growth in both CP&L and Florida Power territories and the wholesale market in the Southeast will enhance our plans to add more gas-fired generating capacity and will increase our siting options as well as the markets for our product. With our recent acquisition of North Carolina Natural Gas Corp., this combination with Florida Progress will enhance our competitive position in the generation, power marketing and delivery of energy services in the best area of the country to be in the energy business."

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"Florida Progress employees, like our own, bring considerable expertise and experience to the larger company," Mr. Cavanaugh said. "The expanded diversity of employee talents and skills will position us for leadership in the evolving energy services industry. We will build on that talent and on both companies' tradition of community service and delivering superior performance for customers and shareholders."

Mr. Richard Korpan, chairman, president and chief executive officer of Florida Progress, said, "This transaction provides shareholders with a premium that recognizes the value inherent in our Florida franchise and our diversified operations. The combination creates a larger, stronger company well-positioned to leverage our joint capabilities for the benefit of our customers, while delivering real - and increasing - value to our shareholders. Our two companies are a great strategic fit, sharing complementary visions of how to provide our markets with reliable energy and excellent service. Indeed, the combined company will grow its generation, allowing it to meet future energy needs throughout the Southeast.

"Looking to that future, Florida Progress employees will help create an organization poised for continued growth. As a leading Southeast regional service provider, the company will continue to play an important role throughout Florida. Furthermore, CP&L's commitment to a continued presence in our service area ensures that we enter our second 100 years with even greater ability to serve the energy needs of our customers. As part of that commitment, CP&L will continue the active community support that has been a hallmark of Florida Progress' corporate citizenship for a century," Mr. Korpan added.

This announcement is the latest and most significant development in CP&L's regional energy strategy, which continues to build momentum in 1999. This summer, CP&L added 325 MW of electric generation part of a planned 7,000 MW of generation additions over the next decade to meet growing retail needs and increase sales in the competitive wholesale market. CP&L also acquired North Carolina Natural Gas Corp. in July and is developing natural gas pipeline expansion plans to fuel CP&L's planned power plants.

The combined company's non-utility businesses represent a strong platform to supplement utility earnings growth. CP&L's non-utility subsidiaries primarily include Interpath Communications, Inc., a network-based applications service provider that operates a 2,000 fiber optic route mile network and Strategic Resource Solutions Corp. (SRS) a technology-based energy services company. Florida Progress' primary non-utility subsidiary is Electric Fuels Corporation
(EFC), which consists of three business segments: coal mining and coal procurement, marine transportation and rail services. In addition, Florida Progress owns a 1,100 fiber optic route mile network through its Progress Telecommunications subsidiary. Non-utility revenues will represent approximately 15 percent of the revenues of the combined company.

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The companies expect annual synergies in excess of $100 million pre-tax, which will partially offset annual goodwill expense of $83 million and will help enable the transaction to be accretive in the first full year after closing. These synergies result primarily from the elimination of duplicate corporate and administrative programs and operating efficiencies including integration of the Crystal River nuclear site with CP&L's three existing nuclear sites. Revenue enhancements are also possible from generation expansion and wholesale marketing opportunities. After the integration is completed, it is anticipated that the company will have a combined workforce of approximately 16,000 employees, reflecting a reduction of about 7 percent. The company will use a combination of attrition and moderation in hiring to reduce the need for employee separations. All union contracts will be honored.

CP&L expects the new holding company to continue CP&L's current dividend policy which has resulted in dividend increases for 16 of the last 17 years. CP&L currently pays an annual dividend of $2.00 per share. It is anticipated that Florida Progress shareholders who elect stock will receive the CP&L dividend in effect at the time of the close of the transaction.

William Cavanaugh will be chairman, president and chief executive officer of the combined company. Richard Korpan will retire as chairman, president and chief executive officer of Florida Progress at the close of the transaction and join CP&L's board of directors. The board will have 14 members, 10 of whom will be designated by CP&L and four of whom will be designated by Florida Progress. The combined company will be headquartered in Raleigh with Florida Power headquarters in St. Petersburg.

The transaction is conditioned, among other things, upon the approvals of shareholders of both companies, Federal Energy Regulatory Commission, the Securities and Exchange Commission (SEC), Nuclear Regulatory Commission and the completion of state regulatory procedures. While there is no formal state approval for this transaction in Florida, the companies will continue their practice of constructively working with state regulators regarding their ongoing jurisdiction over Florida Power. CP&L is in the process of creating a holding company and anticipates registering as a utility holding company with the SEC under the Public Utility Holding Company Act (PUHCA) of 1935 prior to the transaction closing. It is anticipated that regulatory procedures could be completed within 12 months. Upon closing of the transaction, the new holding company will issue the common stock consideration to the former Florida Progress shareholders. CP&L and Florida Power will continue as principal subsidiaries of the holding company.

Merrill Lynch & Co. acted as financial advisor and provided a fairness opinion to CP&L. Salomon Smith Barney acted as financial advisor and provided a fairness opinion to Florida Progress.

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Florida Progress is a Fortune 500 diversified utility holding company with assets of $6.3 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.3 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include rail services, marine operations and coal mining.

Headquartered in Raleigh, CP&L provides electricity and energy services to 1.2 million customers in the Carolinas and provides natural gas distribution and service, through a wholly owned subsidiary, to about 178,000 customers in eastern and southern North Carolina.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the companies' ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of Federal and state regulators. Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports.

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Contacts for CP&L:                           Contacts for Florida Progress:

Media:                                       Media:
Mike Hughes                                  Cheryl Krauss
Phone: (919) 546-6189                        Phone: (727) 820-5282

Investors:                                   Investors:
Bob Drennan                                  Greg Beuris
Phone: (919) 546-7474                        Phone: (727) 820-5734